UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of theSecurities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30, 2011

ORIENT PAPER, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34577	20-4158835
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Science Park, Juli Road Xushui County, Baoding City Hebei Province, People’s Republic of China 072550
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:   (86) 312-8698215

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into a Material Definitive Agreement.

On October 7, 2009, we entered into a Securities Purchase Agreement with Access America Fund, LP, Renaissance US Growth Investment Trust Plc, RENN Global Entrepreneurs Funds, Inc., Premier RENN Entrepreneurial Fund Limited, Pope Investments II, LLC and Steve Mazur (collectively, the “Investors”) to sell to them an aggregate of 2,083,333 reverse-split adjusted shares of common stock, par value $0.001 of the Company (“Common Stock”) for an aggregate purchase price of approximately $5,000,000 (the “Financing”).

As an inducement for the Investors to enter into the Financing, our Chief Executive Officer and largest shareholder then, Mr. Zhenyong Liu (the “Principal Shareholder”)placed certain of his shares of common stock of the Company (the “Escrow Shares”) into escrow for the benefit of the Investors in the event the Company fails to achieve certain financial performance thresholds for the 12-month periods ended December 31, 2009 and December 31, 2010 pursuant to a Make Good Securities Escrow Agreement dated October 7, 2009.

The Company missed its financial performance threshold for 2010 (the “2010 Performance Threshold”)  and after consultation with the Investors, the parties compromised on the number of Escrow Shares to be delivered from the Principal Shareholder to the Investors as compensation for missing the 2010 Performance Threshold.

On June 30, 2011, the Company entered into a Make Good Securities Escrow Supplement Agreement (“Supplement Agreement”) with the Principal Shareholder, the Investors and Sichenzia Ross Friedman Ference LLP as the Escrow Agent, which provides, inter alia, for the delivery to the Investors of 51,011 Escrow Shares as full and final settlement and restitution for the Company’s failure to meet the 2010 Performance Threshold. The transaction has no effect on the Company’s financial statements.

The foregoing information is a summary of the Supplement Agreement involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Form of Make Good Securities Escrow Supplement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2011

ORIENT PAPER, INC.

By:	/s/ Zhenyong Liu
Zhenyong Liu
Chief Executive Officer